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                                                                    Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE OF ASSETS
----------------------------------------

         THIS AGREEMENT dated as of March 12, 1998 by and between Arbor Intelligent Systems, Inc., a Michigan corporation having its principal office at 538 N. Division, Ann Arbor, Michigan 48104 ("Seller"), AppNet Systems, Inc., a Delaware corporation having its principal office at Suite 940, 8000 Towers Crescent Drive, Vienna, Virginia 22182 and AppNet of Michigan, Inc., a Delaware corporation having its principal office at 538 N. Division, Ann Arbor, MI 48104 ("Purchaser"); Ronald Suarez ("Suarez"); Robert Simms ("Simms"); and Robert Royce ("Royce").

                              W I T N E S S E T H:

         WHEREAS, Seller is engaged in the business of developing, marketing, distributing and servicing software applications (the "Business");

         WHEREAS, Purchaser desires to purchase and acquire from Seller, and Seller desires to sell, transfer and assign to Purchaser all of the assets and properties used in the Business for the purchase price and upon and subject to the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

         1.       PURCHASE AND SALE OF BUSINESS AND ASSETS.

                  1.1 ASSETS TRANSFERRED. Subject to and upon the terms and conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser and Purchaser will purchase and acquire from Seller at the Closing (as hereafter defined) all right, title and interest of Seller in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired relating to or used or held for use in connection with the Business as the same may exist on the Closing Date (collectively, the "Assets"), including without limitation all those items in the following categories that conform to the definition of the term "Assets":

                           (i) all equipment, furniture, furnishings, and
similar property (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other individual, sole proprietorship, corporation, partnership (general or limited), trust, business trust, limited liability company, unincorporated organization or association, joint venture, government or political subdivision including any agency or instrumentality thereof or any other entity or any other nature ("Person"));

                           (ii) all rights to software sold or licensed and any
software under development prior to or on the Closing Date, including all of Seller's rights pertaining to all documentation, source code, object code, enhancements and other materials associated therewith;
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                           (iii) all of the rights of the Seller under all
contracts, arrangements, license and technology agreements, leases (other than leases to real property) and agreements, including, without limitation, all value added reseller agreements, distribution agreements, software license agreements and Seller's right to receive payment for services rendered and to receive goods and services pursuant to such contracts and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts and otherwise;

                           (iv) all prepaid expenses;

                           (v) all notes and accounts receivable held by Seller
and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by Seller;

                           (vi) (a) all trademarks, service marks and trade
names throughout the world, including registrations and applications for registration thereof, if any, (b) all copyright registrations throughout the world and applications therefor, and any other non-registered copyrights, (the items described in clauses (a) and (b) being hereafter collectively referred to as the "Intellectual Property");

                           (vii) all designs, plans, trade secrets, inventions,
processes, methods, procedures and research records (collectively, the "Know-How");

                           (viii) all books, records, manuals and other
materials (except for any of Seller's corporate records to the extent not necessary for the operation of the Business in the ordinary course), including, without limitation, all records and materials maintained at the offices of Seller, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, sales and promotional materials and records, purchasing materials and records, research and development files, records, patent disclosures, communication, advertising or similar media materials and plates, accounting records, sales order files and litigation files;

                           (ix) all cash on hand and on deposit and all cash
equivalents including money market funds and certificates of deposit; and

                           (x) to the extent their transfer is permitted by law,
all governmental licenses, permits, approvals, license applications, license amendment applications and product registrations.

         The Assets shall be conveyed free and clear of all liabilities, obligations, liens and encumbrances excepting only those liabilities and obligations which are expressly agreed to be assumed by Purchaser hereunder and those liens and encumbrances securing the same which are specifically disclosed herein or expressly permitted by the terms hereof.

                  1.2 EXCLUDED ASSETS. Notwithstanding the definition of Assets set forth in Section 1.1 of this Agreement or any other provision of this Agreement, Seller will not sell,

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transfer, convey, assign or otherwise deliver to Purchaser any of the assets or items listed on Schedule 1.2 hereof.

         2.       CLOSING; PURCHASE PRICE.

                  2.1 TIME AND PLACE OF CLOSING. The closing of the sale of the Assets (the "Closing") shall take place at 10:00 a.m. local time, on the 12th day of March, 1998, at the offices of Michaels, Wishner & Bonner, P.C., or such other time and place as the parties may agree upon. The day on which the Closing actually takes place is herein sometimes referred to as the "Closing Date".

                  2.2 PURCHASE PRICE. Subject to Section 2.3 and Section 2.4 hereof, Purchaser shall pay or provide to Seller the following consideration in connection with the purchase of the Assets (hereafter "Purchase Price"):

                           (i) $401,038 (as hereafter adjusted in this
Section 2.2) in current funds;

                           (ii) 266,796 shares of Series A-1 Convertible
Preferred Stock (sometimes hereafter referred to as the "Shares") having the rights and preferences set forth in Exhibit A hereof each of which shall be deemed to have a value of $4.00 per share;

                           (iii) $1,617,879, which amount shall be used to
satisfy all of the obligations set forth in Schedule 2.2 hereof ("Obligations"); and

                           (iv) the assumption of the payment of all expenses,
including accounts payable, salaries due through the Closing, accrued and unpaid vacation and sick leave and deferred income liabilities, other than the Obligations, which have been incurred to operate the Business through the Closing, whether or not accrued, which Seller has not yet paid ("Expenses"), which shall include, but not be limited to, those items listed in Schedule 2.2(iv) hereof;

provided, however, that the Purchase Price shall increase or decrease, dollar for dollar, to the extent Seller's Current Net Worth as of the Closing exceeds or is less than zero. For purposes hereof Seller's Current Net Worth shall equal the difference between Seller's Current Assets less Seller's Current Liabilities. Subject to Section 2.3 hereof, Seller's Current Assets shall mean all of Seller's cash, cash equivalents, accounts receivable aged less than 90 days, the credit owed to Seller for the Michigan Single Business Tax, up to $8,000 in amount, and work-in-process valued at the amount billable therefor, as of the Closing. Seller's Current Liabilities shall mean all of the Expenses, all of which to the extent known on the Closing will be set forth in a Schedule of Expenses delivered at the Closing, and all other liabilities of a nature which Seller would be required to set forth as part of Seller's current liabilities on a balance sheet prepared in accordance with generally accepted accounting principles.

                  2.3 PAYMENT OF THE PURCHASE PRICE. Purchaser shall pay and deliver to Seller the consideration described in Section 2.2(i) and (ii) at the Closing less the amount of funds and



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shares deliverable to the Escrow Agent under Section 2.5 and less the amount of
$100,000 which Purchaser shall retain from the amount otherwise payable under
Section 2.2(i) pending the determination of Seller's Current Net Worth. On the 120th day after the Closing, Purchaser will present Seller with a statement of Seller's Current Net Worth at the Closing. In preparation of the statement of Seller's Current Net Worth, as and for accounts receivable, Purchaser shall only be obligated to include accounts receivable aged 90 days or less as of the Closing which have been paid on or prior to the preparation of the statement of Seller's Current Net Worth and as and for work-in-process, Purchaser shall only be obligated to include work-in-process to the extent that it has matured into an account receivable for which payment has been made on or prior to the preparation of the statement of Seller's Current Net Worth. The final statement shall be prepared having the level of detail which would generally exist on a balance sheet prepared in accordance with generally accepted accounting principals. If Seller accepts this statement, Purchaser shall pay to Seller the remaining amount, if any, then due Seller under Section 2.2(i) as adjusted for Seller's Current Net Worth exclusive of the amount of funds paid into escrow. If Seller's Current Net Worth exceeds a negative $100,000, Seller shall pay Purchaser an amount equivalent to such excess. If Seller disputes the statement, the parties will negotiate in faith towards resolving the dispute. Failing such resolution, either party shall have the right to submit the dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration will be conducted in Ann Arbor, Michigan. Each party shall bear its own expenses of the arbitration. Following the arbitration award, Purchaser shall pay to Seller the amount remaining due to Seller under Section 2.2(i) as adjusted for Seller's Current Net Worth, exclusive of the funds paid into escrow. In any event the Purchaser and Seller shall only be entitled to the one purchase price adjustment referred to above and such purchase price adjustment must be calculated within the 120 day period referred to above. Notwithstanding the above, at any time after 60 days but prior to 100 days following the Closing, Seller shall may by written notice to Purchaser cause Purchaser to prepare the statement of Seller's Current Worth as of a date Seller determines which falls prior to the date otherwise required hereunder. Purchaser shall thereupon have up to 10 days from the date of receipt of such notice to prepare the statement. All provisions set forth in this
Section 2.3 regarding the statement of Seller's Current Worth which Purchaser was to otherwise prepare on the 120th day following the Closing shall apply to the earlier statement herein required by Seller.

                  2.4 HOLDBACK. Purchaser shall have the right to holdback the amount required for the payment of any of the Obligations until and unless Purchaser shall have received: (i) a full and complete release, subject to the payment of the Obligation, from the holder of such Obligation of any claim such holder has or may have against Seller, Purchaser or the Business; or (ii) a final court order requiring the payment of such Obligation or a final court order providing that no such payment is required. If such releases are not available at the Closing, the amount required for payment of the Obligations will be placed in escrow under Section 2.5.

                  2.5 ESCROW. In addition to the amount referenced in Section 2.3, Purchaser shall withhold $80,207.60 from the amount payable to Seller under
Section 2.2(i) and 53,359 shares of Series A-1 Convertible Preferred Stock from the shares deliverable to Seller under Section 2.2(ii). Such funds and shares, along with the amounts required for payment of any of the Obligations (collectively "Escrow Fund"), shall be placed in escrow with Commercial

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Settlements, Inc. ("Escrow Agent") subject to the provisions of the Escrow
Agreement attached hereto as Exhibit B. The Escrow Fund to the extent it consists of cash or cash equivalents shall serve to (i) provide Seller with the amounts required to satisfy any of the Obligations upon receipt of appropriate releases from the holders thereof and (ii) secure and satisfy to the extent hereinafter set forth, along with the Shares held in Escrow, all indemnities of Seller pursuant to Section 8.4 of this Agreement. Purchaser shall have the right to apply funds, shares of Series A Convertible Preferred Stock or any combination thereof as Purchaser determines for such satisfaction of any indemnity claim Purchaser possesses. Each share used to satisfy any such claim shall be deemed equal to $4.00 per share.

                  2.6 ALLOCATION. The Purchase Price shall be allocated to the Assets as described in Schedule 2.6 hereof.

                  2.7 EXCLUDED LIABILITIES. Purchaser shall not assume any liabilities, obligations or commitments (the "Excluded Liabilities") of Seller relating to or arising out of the operation of the Business prior to Closing other than the Expenses, the obligation to perform subsequent to Closing under any agreements assigned to Purchaser as part of the Assets or any liens or encumbrances against any of the Assets which Purchaser expressly assumes in writing. For purposes hereof, all such liabilities referred to above which Purchaser has agreed to assume are referred to as the "Specified Liabilities".

         3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller, Suarez, Royce and Simms, jointly and severally, represent and warrant to Purchaser as follows:

                  3.1 ORGANIZATION, STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of Michigan has ail requisite corporate power and authority and is entitled to carry on the Business and to own or lease and operate the Assets as and in the places where the Business is now conducted. Seller is duly qualified, licensed or domesticated and in good standing in each of the jurisdictions, where the nature of its activities conducted in connection with the Business or the character of the properties owned, leased or operated by it in connection with the Business require such qualification, licensing or domestication. Seller has delivered to Purchaser true and complete copies of its Articles of Incorporation and By-Laws, as amended and in effect.

                  3.2 OPERATIONS OF THE BUSINESS. Seller has conducted the Business only through the Seller and not through any other Person.

                  3.3 TRANSACTIONS WITH CERTAIN PERSONS; THE ASSETS. Except as set forth on Schedule 3.3, during the past three years Seller (i) has not, in connection with its operation of the Business, directly or indirectly purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Seller), in the ordinary course of business or otherwise, (A) any Person beneficially owning 10% or more of the common stock of Seller (a "Major Stockholder") or (B) any Person, firm or corporation which, directly or indirectly, alone or together with others,


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controls, is controlled by or is under common control with Seller, and, (ii) in connection with its operation of the Business, does not owe any amount to, or has any contract with or commitment to, any Major Stockholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such Persons owes any amount to Seller in connection with its operation of the Business. The Assets constitute all of the properties and assets relating to or used or held for use in connection with the Business since December 31, 1997, (excluding inventories sold, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, and properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business). Except for the assets and services set forth on Schedule 1.2 hereof, the Assets comprise all assets and services used to conduct the Business as now being conducted by Seller. There are no assets or properties used in the Business and owned by any Person other than Seller which will not be leased or licensed to Purchaser under valid, current lease or license arrangements.

                  3.4 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENTS:
AUTHORITY. Other than as to the default that may occur under the Seller's contract with IC&C Gmbh or as itemized on Schedule 3.12.3, the execution, delivery and performance of this Agreement or any other agreements required hereunder (the Agreement and such other agreements hereafter referred to as "Basic Agreements") by Seller will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Seller's Articles of Incorporation or By-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which Seller is a party or by which Seller may be bound or affected. Seller has the full power and authority to enter into the Basic Agreements and to carry out the transactions contemplated therein. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                  3.5 FINANCIAL STATEMENTS. Seller has delivered to Purchaser copies (initialed by Seller's chief financial officer and identified with reference to this Section 3.5 of this Agreement) of the following financial statements prepared by Seller, all of which are complete and correct, and except as otherwise set forth therein, have been prepared from the books and records of the Seller in accordance with generally accepted accounting principles consistently applied ("GAAP") and maintained throughout the periods indicated and fairly present the financial condition of the Seller as at their respective dates and the results of its operations for the periods covered thereby:

                           (i) Audited  balance  sheet at December 31, 1997,
and audited statements of operations and source and application of funds for the fiscal year then ended;

                           (ii) Unaudited balance sheet at December 31, 1996,
and unaudited statement of operations and source and application of funds for the fiscal year then ended; and

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                           (iii) Unaudited balance sheet ("the Unaudited Balance
Sheet") at January 31, 1998 ("the Balance Sheet Date") and the unaudited statement of operations and source and application of funds for the one month period then ended.

Such statements of operations do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the interim financial statements of January 31, 1998, include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

                  3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against on the face of the Unaudited Balance Sheet (excluding any notes thereto), as of the Balance Sheet Date Seller did not have
(i) any debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect to or measured by the Seller's income for its period prior to the close of business on the Balance Sheet Date or (ii) any other debt, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before such date, whether or not then known, due or payable. Purchaser shall only have the liability and obligation to pay or honor any employee benefits, including vacation, severance, sick leave and health care benefits, which accrued prior to the Closing Date for any of Seller's employees who Purchaser employs after the Closing Date to the extent such liability or obligation was included as part of Expenses.

                  3.7 TAXES. Except as set forth in Schedule 3.7, all taxes, including without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by a state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by Seller, and all interest and penalties thereon, whether disputed or not (hereinafter, "Taxes"), have been paid in full or adequate provisions have been made therefor, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by Seller with respect to employees withholding taxes have been duly made. Seller has not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. There is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed or with respect to Seller or any waiver or agreement by any Seller for the extension of time for the assessment of any tax.

                  3.8 ABSENCE OF CHANGES OR EVENTS. Except as set forth in
Schedule 3.8, Seller has conducted the Business only in the ordinary course and has not, on behalf of, in connection with or relating to the Business or the Assets since the Balance Sheet Date:

                           (i) incurred any obligation or liability,  absolute,
accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business



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obligations incurred in connection with the purchase or sale of goods or services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of the Business;

                           (ii) discharged or satisfied any lien, charge or
encumbrance relating to the Business other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since the date thereof in the ordinary course of business and consistent with its prior practice;

                           (iii) except for Permitted Encumbrances (as defined
in Section 3.11.1), mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction on any of the Seller's property, business or assets, tangible or intangible;

                           (iv) sold, transferred, leased to others or otherwise
disposed of any of the Assets, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

                           (v) received any notice of termination of any
contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse effect on the assets, operations or prospects of the Seller;

                           (vi) encountered any labor union organizing activity,
had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

                           (vii) transferred or granted any rights under, or
entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto:

                           (viii) made any material change in the rate of
compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of Seller other than in the ordinary course of business and consistent with prior practices;

                           (ix) made any capital expenditures or capital
additions or betterments in excess of an aggregate of $10,000;

                           (x) instituted, settled or agreed to settle any
litigation, action or proceeding before any court or governmental body relating to Seller or the Assets;

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                           (xi) failed to replenish Seller's supplies in a
normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of the business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

                           (xii) suffered any change, event or condition which,
in any case or in the aggregate, has had or may have a materially adverse affect on Seller's condition (financial or otherwise), properties, assets, liabilities, operations or prospects, including, without limitation, any change in the Seller's revenues, costs, backlog or relations with its employees, agents, customers or suppliers; or

                           (xiii) entered into any agreement or made any
commitment to take any of the types of action described in subparagraphs (i) through (xii) above.

                  3.9 LITIGATION. Except as disclosed in Schedule 3.9, there is no claim, legal action, suit, arbitration, or other legal or administrative proceeding or to the knowledge of Seller, Suarez, Royce or Simms, any governmental investigation, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller, Suarez, Royce or Simms threatened, against or relating to Seller in connection with the Business, or against or relating to the transactions contemplated by this Agreement, and Seller does not know or have reason to be aware of any basis for the same. For the purposes of this Agreement, the term "knowledge" shall mean actual knowledge without any investigation having been undertaken. Except as set forth in
Schedule 3.9, no citations, fines or penalties have been asserted against Seller since January 1, 1995, under any foreign, federal, state or local law relating to air or water pollution or other environmental protection matters, occupational health or safety or medical devices.

                  3.10 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Seller has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees applicable to the Business, properties or operations of the Seller as presently conducted. Schedule 3.10 hereto contains a complete and correct list of all permits, concessions, grants, franchises, licenses, filings and other governmental authorizations and approvals which are necessary for the conduct of the Business, all of which have been duly made or obtained and are in full force and effect and there are no proceedings pending or, to knowledge of Seller, Suarez, Royce or Simms, threatened which may result in the revocation, cancellation or suspension or any adverse modification, of any thereof. Seller is not in violation of any term of its Articles of Incorporation or By-Laws. Except as set forth on Schedule 3.10, neither the ownership nor use of the Assets nor the conduct of the Business conflicts with the rights of any other Person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Seller is a party or by which it may be bound or affected.

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                  3.11     PROPERTIES.

                           3.11.1  Schedule  3.11  hereto  includes a complete
and correct list of all tangible personal property included in the Assets with an initial cost in excess of $2,000. Seller has good title to all the personal property listed or required to be listed in Schedule 3.11, including, without limitation, the properties reflected as being so owned on the Unaudited Balance Sheet, in each case free and clear of any liens, security interests or encumbrances except (i) liens for current Taxes not yet due and payable, (ii) statutory liens of warehousemen, mechanics and materialmen and other like statutory liens which arose in the ordinary course of business, and (iii) such other encumbrances and easements which do not, individually or in the aggregate, materially detract from the value or interfere with the use of the properties affected thereby, for the purposes for which they are currently used or otherwise (the exceptions described in the foregoing clauses (i), (ii), and (iii) being referred to as "Permitted Encumbrances").

                           3.11.2 None of the tangible personal property
included in the Assets is leased by Seller.

                  3.12     CONTRACTS.

                           3.12.1  Schedule  3.12 hereto  contains a complete
and correct list of all agreements, contracts and commitments (collectively, the "Material Contracts") of the following types, whether written or oral by which any of the Assets are bound or to which Seller is a party or by which it is bound:

                                    (i)  mortgages,  indentures,  security
agreements and other agreements and instruments relating to the borrowing of money by, or any extension of credit to, Seller;

                                    (ii) employment, consulting and agency
agreements (other than employment arrangements terminable at will without liability on the part of the employer or upon payment of no more than applicable statutory or regulatory severance or termination benefits);

                                    (iii) collective bargaining agreements;

                                    (iv) sales agency, manufacturer's
representative, distributorship or marketing agreements;

                                    (v)  agreements,  orders or  commitments
for the purchase by Seller or any of Seller's Affiliates of supplies or services, in each case involving payments or receipts in excess of $5,000 in the aggregate;

                                    (vi) licenses to or from others of
Intellectual Property and Know-How involving payments or receipts in excess of $4,000;

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                                    (vii) agreements or commitments for capital
expenditures in excess of $5,000 for any single project or related series of projects;

                                    (viii) brokerage or finder's agreements;

                                    (ix) partnership, joint venture or other
arrangements or agreements involving a sharing of profits or expenses;

                                    (x) contracts or commitments to sell, lease
or otherwise dispose of any Assets other than in the ordinary course of business;

                                    (xi) contracts or commitments, including
royalty agreements, .with any employee, director, officer, Major Stockholder or affiliate of Seller;

                                    (xii) contracts or commitments limiting the
freedom of Seller to compete in any line of business or in any geographic area or with any Person;

                                    (xiii) other agreements, contracts and
commitments which in any case involve payments or receipts of more than $5,000; and

                                    (xiv) any other agreements, contracts and
commitments material to the Business.

                           3.12.2 Seller has delivered to Purchaser complete and
correct copies of all written Material Contracts, together with all amendments thereto, and accurate descriptions of all oral Material Contracts, listed on such Schedule 3.12 or required to be listed thereon. Such Material Contracts are in full force and effect and there does not exist thereunder any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder by Seller or, to the knowledge of Seller, Suarez, Royce or Simms, by any other party thereto.

                           3.12.3 Except as set forth in Schedule 3.12 hereto,
no consent by any third party is required under any of the Material Contracts as a result of or in connection with the execution, delivery and performance of any of the Basic Agreements or the consummation of the transactions contemplated thereby. Seller has no outstanding powers of attorney, except powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

                  3.13 BROKERS, FINDERS, ETC. Except as set forth in Schedule 3.13, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Seller in such manner as to give rise to any claim against Purchaser for any brokerage or finder's commission, fee or similar compensation.

                  3.14 CUSTOMERS AND SUPPLIERS. Attached as Schedule 3.14 hereto is a complete and correct list of each customer of Seller who accounted for purchases from Seller in excess of $5,000 during the twelve-month period ending December 31, 1997, and, (ii) each vendor and supplier of Seller who accounted for sales to Seller in connection with the Business in excess of $5,000 during the twelve-month period ending December 31, 1997. To the knowledge of Seller, Suarez, Royce or Simms, no single source of supply of any product or service required in connection with the operation of the Business has threatened to cease supplying such product or service either before or after the Closing.

                  3.15     PATENTS, ETC.

                           3.15.1 Attached as Schedule 3.15 hereto is a complete
and correct list of all patents, trademarks, servicemarks, trade names, registered user names and copyrights, and applications for registration of the foregoing, included in the Intellectual Property. Except as set forth on such
Schedule 3.15, the Intellectual Property is owned by Seller and Seller has no actual knowledge that any Intellectual Property is not valid or in full force and effect and Seller has not received any notice or claim that any of the Intellectual Property is invalid or unenforceable by it. The Intellectual Property and Know How which are owned by Seller are owned free and clear of any material license, sub-license, agreement, right, understanding, judgment, order, decree, stipulation, lien, charge or encumbrance other than those disclosed on
Schedule 3.15 which individually or in the aggregate might have a materially adverse effect on Purchaser's operation of the Business. To the knowledge of Seller, Suarez, Royce or Simms, the rights being transferred to Purchaser pursuant to this Agreement constitute all such rights necessary to conduct the Business as currently conducted. None of the Intellectual Property or any of the technology covered thereby or any of the Know-How has been misappropriated from any Person. To knowledge of Seller, Suarez, Royce or Simms, Seller is not infringing upon or otherwise acting adversely to the Intellectual Property owned by any other Person, and there is no claim or action by any Person pending, or to the knowledge of Seller, Suarez, Royce or Simms, threatened, with respect thereto.

                           3.15.2 Except as set forth on Schedule 3.15, Seller,
Suarez, Royce and Simms have no knowledge of any infringement or improper use by any third party of the Intellectual Property or the Know-How, and there is no action or proceeding instituted by Seller pending in which an act constituting an infringement of any of the rights to the Intellectual Property or Know-How was alleged to have been committed by a third party. Seller has not waived, nor has Seller, by the failure to either exercise reasonable and customary business practices or take reasonable business efforts, caused any waiver to occur as to any rights to the Intellectual Property and Know-How so as to have the effect of making Purchaser unable to operate the Business as currently conducted by Seller or of allowing any other Person to compete more effectively with Purchaser (or its subsidiaries) than it now does with Seller.

                           3.15.3 Schedule 3.15 hereto accurately discloses all
licenses, sublicenses or agreements relating to (i) the use by third parties of the Intellectual Property and the Know-How, or (ii) the use thereof by Seller pursuant to a license or sublicense agreement with a third party. Except as set forth in Schedule 3.15, Seller is not in default and Seller has no knowledge that any third party is in material default under any such license, sublicense or agreement.

                  3.16 NO GUARANTIES. Except as set forth in Schedule 3.16 none of the obligations or liabilities of the Business or of Seller incurred in connection with its operation of the Business is guaranteed by or subject to a similar contingent obligation of any other Person, firm or corporation, nor has Seller guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person, firm or corporation.

                  3.17 RECEIVABLES. All of the Seller's receivable and work-in-process ("WIP") constituting Assets (including accounts receivable and loans receivable) have arisen only from bona fide transactions in the ordinary course of business. To the knowledge of Seller, Suarez, Royce or Simms, all of the receivable aged 90 days or less are collectible in full and none are subject to any claims of set-off or reduction. Schedule 3.17 hereto accurately lists as of the close of business on January 31, 1998, all receivable of Seller and WIP (which schedule will be promptly updated after Closing to reflect receivable and WIP as of Closing), the amount owing and the aging of such receivable, the amount billable for WIP and the name and last known address of the party from whom such receivable and eventual payment of such WIP is and will be owing. No security exists for the payment of any receivable. To the knowledge of Seller, Suarez, Royce or Simms, all WIP will mature into collectible accounts receivable for which full payment will be received after the Closing.

                  3.18 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller nor any officer, employee or agent of Seller, nor any other Person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business) which (i) might subject any Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given, might have had an adverse effect on the assets, business or operations of the Business as reflected in the financial statements described in
Section 3.5, (iii) if not continued in the future, might adversely affect the Business' assets, business, operations or prospects or which might subject Seller to suit or penalty in any private or governmental litigation or proceeding, (iv) was intended for any of the purposes described in Section 162(c) of the Code, or (v) was for the establishment or maintenance of any concealed fund or concealed bank account.

                  3.19 DISCLOSURE. No representation or warranty by Seller, Suarez, Royce or Simms contained in this Agreement nor any statement or certificate furnished or to be furnished by Seller, Suarez, Royce or Simms to Purchaser or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or knowingly omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. Except as described in this Agreement or in any schedules hereto, there is no fact (other than matters of a general economic or political nature which do not uniquely affect the Business) known to Seller, Suarez, Royce or Simms which might reasonably be expected to have a material adverse effect on the business, assets, properties, operations

(financial or other) or prospects of the Business. The representations and warranties contained in this Section 3 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Purchaser and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

                  3.20 TERRITORIAL RESTRICTIONS. Other than as to the "Smalltalk" line of products as restricted under Seller's agreement with IC&C Gmbh, Seller is not restricted by any written agreement or understanding with third parties from carrying on the Business anywhere in the world.

                  3.21 EMPLOYEES AND EMPLOYEE BENEFIT PLANS. Schedule 3.21 lists each pension retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or program arrangement, agreement or other understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which Seller contributes or is a party or is bound or under which it may have liability and under which employees or former employees (or their beneficiaries) are eligible to participate or derive a benefit ("Employee Benefit Plans"). Seller has delivered to Purchaser true, correct and complete copies of all Employee Benefit Plans. A list of all of Seller's employees and their current levels of compensation are set forth on Schedule 3.21.

                  3.22 INSURANCE. Schedule 3.22 sets forth a complete and correct list and description of all of the policies of liability, property, workers' compensation and other forms of insurance or bonds carried by Seller for the benefit of or in connection with the Assets or the Business.

                  3.23 CONDUCT OF BUSINESS. Since December 31, 1997, Seller has conducted the Business only in the ordinary course and consistent with its prior practice and has maintained, kept and preserved the assets and properties of the Business in good condition and repair in accordance with prior practices and has used its best efforts (i) to preserve the business and organization of the Business intact, (ii) to keep available to any prospective purchaser of the Business the services of the Seller's employees and (iii) to preserve for any prospective Purchaser the goodwill of the Seller's suppliers, customers, and others having business dealing or relations with the Seller. Since January 1, 1998, Seller has not taken any action to modify or changes in any material respect the pricing policies as to its services.

                  3.24 NO DISTRIBUTION. Seller agrees that it will be acquiring the shares of Series A Convertible Preferred Stock for investment and other than with respect to its stockholders incidental to Seller's redemption of its stockholders' shares or Seller's liquidation, not with a view to resale, fractionalization, disposition or distribution of all or any part thereof. Seller is aware that neither the shares of Series A Convertible Preferred Stock nor the shares of Common Stock issuable upon conversion thereof (the "Conversion Shares") have been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state and that the same cannot be sold, transferred, pledged or conveyed unless registered under the Act or the applicable laws of any state unless exempt from such registration requirements. Seller has been provided such information it has requested pertaining to Purchaser and has been given the opportunity to obtain additional information necessary to verify the accuracy of the information received.

         4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

                  4.1 ORGANIZATION, STANDING AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power and authority to enter into this Agreement and the Basic Agreements to which it will be a party, and to carry out the transactions contemplated by this Agreement, to carry on its business as now being conducted and to own, lease or operate its properties. Purchaser is duly qualified, licensed or domesticated and in good standing in each of the jurisdictions where the nature of its activities conducted in connection with its business or the character of the properties owned, leased or operated by it in connection with its business requires such qualification, licensing or domestication. Purchaser has delivered to Seller true and complete copies of its Certificate of Incorporation and By-laws, as amended and in effect.

                  4.2 ORGANIZATION, STANDING AND QUALIFICATION OF SUBSIDIARY. In the event that Purchaser assigns its rights, duties and obligations hereunder to a wholly-owned subsidiary (the "Subsidiary"), Subsidiary will be duly organized, validly existing and in good standing under the laws of Delaware, will have all requisite corporate power and authority to enter into this Agreement and the Basic Agreements to which it will be a party, and to carry out the transactions contemplated by this Agreement, to carry on its business as now being conducted and to own, lease or operate its properties. Subsidiary will be duly qualified, licensed or domesticated and in good standing in each of the jurisdictions where the nature of its activities conducted in connection with its business or the character of the properties owned, leased or operated by it in connection with its business will require such qualification, licensing or domestication. Subsidiary will deliver to Seller true and complete copies of its Certificate of Incorporation and By-laws, as amended and in effect.

                  4.3 AUTHORIZATION AND APPROVAL OF AGREEMENT. All proceedings or corporate action required to be taken by Purchaser (and Subsidiary) relating to the execution and delivery of this Agreement and the Basic Agreements and the consummation of the transactions contemplated hereby and thereby shall have been taken at or prior to the Closing.

                  4.4 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENTS; AUTHORITY. The execution, delivery and performance of this Agreement by Purchaser (and Subsidiary) and the Basic Agreements by Purchaser (and Subsidiary) will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, result in the creation of any lien, charge or encumbrance pursuant to, any provision of Purchaser's (and Subsidiary's) Certificate of Incorporation or By-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which Purchaser (and Subsidiary) is a party or by which Purchaser (and Subsidiary) may be bound or affected. Purchaser (and Subsidiary) has the full power and authority to enter into the Basic Agreements and to carry out the transactions contemplated therein. All proceedings required to be taken by Purchaser (and Subsidiary) to authorize the execution, delivery and performance of this Agreement, the Basic Agreements and the agreements relating hereto will have been taken by the Closing. This Agreement and the Basic Agreements constitute the legal valid and binding obligations of Purchaser enforceable against Purchaser (and Subsidiary) in accordance with their terms.

                  4.5 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Purchaser in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.

                  4.6 AUTHORIZATION. The execution of this Agreement and the other Basic Agreements, the issuance of the shares of Series A Convertible Preferred Stock to Seller and the issuance of shares of Common Stock upon conversion of the shares of Series A Convertible Preferred Stock shall have been duly authorized by Purchaser, and the Agreement and the other Basic Agreements when executed and delivered to Seller pursuant hereto will constitute the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

                  4.7 LITIGATION. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Purchaser threatened against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement, and Purchaser does not know, nor has any reason to be aware, of any basis for the same.

                  4.8 CAPITALIZATION. Immediately prior to the Closing, the authorized capital stock of Purchaser shall consist of:

                           (a) PREFERRED STOCK. (i) A total of 6,000,000 shares
of Series A Convertible Preferred Stock, par value $.001 per share, of which 266,796 shares have been designated Series A-1 Convertible Preferred Stock none of which are issued and outstanding.

                                    (ii) A total of 5,000,000 shares of Series B
Convertible Preferred Stock, par value $.001 per share, of which 1,000,000 shares have been designated Series B-1 Convertible Preferred Stock, of which none, are issued and outstanding.

                                    (iii) A total of 5,000,000 shares of Series
Convertible Preferred Stock, par value $.001 per share, none of which are issued and outstanding.

                           (b) COMMON STOCK. A total of 20,000,000 shares of
Common Stock, par value $.01 per share, of which 7,665,000 shares are issued and outstanding.

                           (c) OPTIONS, WARRANTS, ETC. There are no outstanding
options, warrants or other rights or securities which constitute or which can be exercised for or convertible into shares of Purchaser's stock, and Purchaser has not entered into any agreement or made any commitment to complete any such transaction other than those relating to warrants to be issued in connection with any debt financing to be used to purchase the Assets hereunder. The Purchaser's capitalization as of the Closing is as set forth on the capitalization table attached hereto as Schedule 4.8.

                           (d) CAPITAL CONTRIBUTION. The amount of $1,067,183
has been paid as capital to Purchaser for the Series A-1 Convertible Preferred Stock referred to in subsection (a)(i) of this Section 4.8.

                  4.9 VALID ISSUANCE. The Shares upon issuance will be duly and validly issued, fully paid and non-assessable, free of any preemptive rights or rights of first refusal. These shares of Common Stock issuable upon conversion of the Shares will be duly and validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal.

                  4.10 CERTAIN SOFTWARE. Purchaser agrees and acknowledges that the Assets do not include, and nothing in this Agreement or otherwise grants or transfers any rights of any nature whatsoever to Purchaser in, any copyrightable works or original authorship (including but not limited to computer programs, technical specifications, documentation, manuals, business plans and product literature), ideas, know-how, processes, compilations of information, or other intellectual property relating to Advance for JAVA.

         5. COVENANTS OF SELLER. In the event this Agreement is executed prior to the Closing, the following covenants shall apply:

                  5.1 AFFIRMATIVE COVENANTS AS TO THE BUSINESS. On and after the date of this Agreement and until the Closing Date or the date, if any, on which this Agreement is earlier terminated and abandoned pursuant to Section 7 hereof (the "Termination Date"), Seller shall:

                           (a) conduct its operations according to its ordinary
and usual course of business consistent with past practice; and

                           (b) use its best efforts to preserve intact its
business organization and goodwill, to keep available the services of its officers and directors, and to maintain satisfactory relationships with suppliers, distributors, licensors, licensees, customers, employees and others having business relationships with it.

                 5.2 NEGATIVE COVENANTS AS TO THE BUSINESS. Without limiting the generality of the foregoing, and except for actions to be taken in connection with any of the transactions contemplated by this Agreement, and except for the exercise of any outstanding stock options of Seller, without the prior written consent of Purchaser, Seller shall not, on or after the date of this Agreement and until the earlier of the Closing Date or the Termination Date:

                           (a) declare or pay any cash dividends on its
outstanding shares of capital stock;

                           (b) merge with, consolidate with, sell its assets to
or acquire substantially all the assets or capital stock of, any other corporation or Person, or enter into any other transaction not in the ordinary and usual course of its business;

                           (c) incur any indebtedness for borrowed money or
guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except that Seller may incur indebtedness consistent with prior practice;

                           (d) make any direct or indirect redemption, purchase
or other acquisition of any of its capital stock;

                           (e) make any capital expenditures in excess of
$5,000;

                           (f) create or amend any pension or profit sharing
plan, bonus, deferred compensation, death benefit, or retirement plan, or any other fringe benefit plan or program;

                           (g) amend its articles of incorporation or by-laws,
as amended to the date of this Agreement;

                           (h) issue any shares of its capital stock, effect any
stock split or otherwise change its capitalization as it exists on the date of this Agreement;

                           (i) grant, confer or award any options, warrants,
conversion rights or other rights, not existing on the date of this Agreement, to acquire any shares of its capital stock;

                           (j) enter into any agreement or make any undertaking
which could be violated, or create obligations which could be accelerated, as a result of changes or developments or the absence of changes or developments in, the business, assets, earnings, operations or condition, financial or otherwise, of any other party hereto;

                           (k) make any material changes in any of its
respective management employment arrangements; or

                           (l) enter into any commitments involving payments by
or to Seller in excess of $5,000;

                  5.3 ACCESS TO INFORMATION AND CUSTOMERS. Seller shall (i) afford to Purchaser and to its officers, employees, accountants, counsel and other authorized representatives reasonable access, throughout the period prior to the earlier of the Closing Date or the Termination Date, to its properties, books and records; (ii) use its best efforts to cause its representatives to furnish to Purchaser and to its authorized representatives such additional financial and operating data and other information as to its business and properties as Purchaser or its duly authorized representatives may from time to time reasonably request; and (iii) afford Purchaser and its representatives reasonable access, throughout the period prior to the earlier of the Closing Date or the Termination Date, to its present and potential customers, and Purchaser and its authorized representatives shall have the right to contact such customers and conduct such due diligence investigation relating to customer relations as Purchaser deems reasonably necessary or appropriate.

                  5.4 ACQUISITION PROPOSALS. Seller shall not, directly or indirectly, through any officer, director, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise,
(i) solicit, initiate or encourage submission of inquiries, proposals or offers from any Person, corporation, partnership or other entity or group other than Purchaser (a "Third Party"), relating to any acquisition or purchase of all or a portion of the assets of, or any equity interest in, Seller; or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Seller shall promptly notify Purchaser if any such proposal or offer, or any inquiry or contact with any Third Party with respect thereto, is made, and shall in any such notice set forth in reasonable detail the identity of the Third Party and the terms and conditions of such inquiry, proposal or offer.

                  5.5 PUBLIC ANNOUNCEMENTS. On or after the date of this Agreement and until the earlier of the Closing Date or the Termination Date, other than as required to obtain any document or agreement required under
Section 6.1.6 of this Agreement, Seller shall not furnish any written communication to its customers, creditors or to the public generally if the subject matter thereof relates to the transactions contemplated by this Agreement without the prior approval of Purchaser as to the content thereof; provided, however, that the foregoing shall not be deemed to prohibit any disclosure required by any applicable law or by any governmental authority having jurisdiction over such matters.

                  5.6 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence of failure would be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in the Closing Date; and (ii) any material failure of Seller, or of any officer, director, employee or agent of Seller, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

                  5.7 BEST EFFORTS. Seller agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all authorizations, consents, waivers and approvals as may be required.

                  5.8 EXECUTION OF ADDITIONAL DOCUMENTS. Seller will at any time, and from time to time after the Closing Date, upon request of Purchaser, execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further action, as may be required to carry out the intent of this Agreement, and to transfer and vest title to any Asset being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Assets sold, granted, assigned, transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

         6.       CONDITIONS OF CLOSING.

                  6.1 PURCHASER'S CONDITIONS OF CLOSING. The obligation of Purchaser to purchase and pay for the Assets and to assume the liabilities and obligations set forth herein shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                           6.1.1 All representations and warranties of Seller
contained in this Agreement and the Schedules hereto shall be true and correct at and as of the Closing Date and Seller shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Purchaser shall have received a certificate of an authorized officer of Seller dated the Closing Date to such effect;

                           6.1.2 There shall have been no material adverse
change since the date of the Unaudited Balance Sheet in the financial condition, business or affairs of Seller, and Seller shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business, and Purchaser shall have received a certificate of the principal financial officer of Seller dated the Closing Date to such effect;

                           6.1.3 Seller shall have delivered to Purchaser a
Certificate of the Secretary of State (or other authorized public official) of Seller's jurisdiction of incorporation certifying as of a date reasonably close to the Closing Date that Seller has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation;

                           6.1.4 Seller shall have executed and delivered the
Escrow Agreement to Purchaser and the Escrow Agent;

                           6.1.5 Purchaser shall have received from Bodman,
Longley & Dahling, LLP, counsel for Seller, an opinion, dated the Closing Date, in form and substance satisfactory to Purchaser and its counsel in the form attached hereto as Exhibit C;

                           6.1.6 Seller shall have obtained all authorizations,
consents, waivers and approvals as may be required in connection with the assignment of those contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments to be assigned to Purchaser pursuant to this Agreement;

                           6.1.7 Seller shall have executed and delivered the
Bill of Sale, and Assignment Agreement to Purchaser in the form attached hereto as Exhibit D;

                           6.1.8 Suarez shall have executed for the benefit of
Purchaser a Non-Competition Agreement in the form attached hereto as Exhibit E;

                           6.1.9. Purchaser shall have determined to its
reasonable satisfaction that the amount required to satisfy the Obligations does not exceed $1,800,000;

                           6.1.10 Suarez and Purchaser shall have executed,
contingent on Closing, a lease for the premises at 538 N. Division, Ann Arbor, Michigan in the form attached hereto as Exhibit F;

                           6.1.11 Purchaser shall have obtained such employment
agreements which it deems appropriate for current key employees of Seller other than Suarez;

                           6.1.12 Seller shall have delivered to Purchaser a
certificate of its corporate secretary certifying:

                                    (a) Resolution of its stockholders and Board
of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                                    (b) The incumbency of its officers executing
this Agreement and all agreements and documents contemplated hereby;

                           6.1.13 Neither any investigation of Seller by
Purchaser, nor the Schedules attached hereto or any supplement thereto nor any other document delivered to Purchaser as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of Purchaser and regardless of the cause thereof, reflect in an adverse way on Seller or its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects.

                           6.1.14 The approval and all consents from third
parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained;

                           6.1.15 No suit, action, investigation, inquiry or
other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby; and

                           6.1.16 As of the Closing, there shall be no effective
injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Purchaser.

                  6.2 SELLER'S CONDITIONS OF CLOSING. The obligation of Seller to sell, grant, convey, assign, transfer and deliver the assets shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                           6.2.1 All representations and warranties of Purchaser
contained in this Agreement shall be true and correct at and as of the Closing Date and Purchaser shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Seller shall have received a certificate of Purchaser dated the Closing Date to such effect.

                           6.2.2 Purchaser shall have effected payment of the
Purchase Price (less the Escrow Fund) in accordance with the prior written instructions of Seller, including the delivery of the certificates representing the shares of Series A-1 Convertible Preferred Stock ;

                           6.2.3 Purchaser shall have executed the Escrow
Agreement and delivered to the Escrow Agent the funds and Shares subject thereto;

                           6.2.4 Purchaser shall have executed and delivered the
Bill of Sale, Assignment and Assumption Agreement to Seller;

                           6.2.5 Purchaser shall have delivered to Seller a
certificate of its corporate Secretary certifying:

                                 (a) Resolutions of its Board of Directors
authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                                 (b) The incumbency of its officers executing
this Agreement and all agreements and documents contemplated hereby.

                           6.2.6 The approval and all consents from third
parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained;

                           6.2.7 No suit, action, investigation, inquiry or
other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby; and

                           6.2.8 As of the Closing, there shall be no effective
injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Seller.

                           6.2.9 Purchaser shall have executed and delivered to
Suarez, a license in the form attached hereto as Exhibit G, whereby Purchaser will grant to Suarez, his affiliates and related corporations (collectively, the "Licensee") a perpetual, worldwide license to use the pending patent commonly referred to as "JADE" to incorporate such technology into Licensee's products, to further develop such technology, to sublicense such technology to the extent that it is incorporated into Licensee's products, and to assign and fully transfer such license to any third party upon the sale of substantially all of the assets of Licensee, or the stock sale or merger of Licensee.

         7.       TERMINATION AND ABANDONMENT.

                 7.1 REASONS FOR TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time after the date of this Agreement but not later than the Closing:

                           7.1.1 by the mutual consent of Seller and Purchaser;
or

                           7.1.2 by Purchaser at any time after April 30, 1998
if, by that date, the conditions set forth in Section 6.1 of this Agreement shall not have been fulfilled or waived; or

                           7.1.3 by Seller at any time after April 30, 1998 if,
by that date, the conditions set forth in Section 6.2 of this Agreement shall not have been fulfilled or waived; or

                           7.1.4 by Purchaser at any time if any investigation
of Seller by Purchaser, or any Schedule hereto or any other document delivered to Purchaser as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of Purchaser and regardless of the cause thereof, reflect in an adverse way on Seller or its financial condition, assets, liabilities (absolute, contingent or otherwise), reserves, business, operations or prospects; or

                           7.1.5 by Purchaser or by Seller at any time if there
has been a material breach of any representation or warranty made by the other party herein or in any certificate or other document delivered pursuant hereto or if there has been any failure by the other party to perform in all material respects all obligations or to comply with all covenants on its part to be performed hereunder; or

                 7.2 PROCEDURE UPON AND EFFECT OF TERMINATION. In the event of any termination and abandonment pursuant to Section 7.1 of this Agreement, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall thereupon be terminated and abandoned, without further action by Purchaser or Seller , and there shall be no liability on the part of Seller or Purchaser or their respective officers, directors or shareholders, except for the provisions of Section 3.9 of this Agreement or except for the material breach of any representation, warranty or covenant contained herein that is within the control of the party in breach.

         8.       INDEMNIFICATION.

                  8.1 INDEMNIFICATION BY SELLER, SUAREZ, ROYCE AND SIMMS. Upon the terms and subject to the conditions set forth in Section 8.3 hereof and this
Section 8.1, Seller, Suarez, Royce and Simms agree to indemnify and hold Purchaser harmless against, and will reimburse Purchaser on demand for, any payment, loss, cost, expense, or claim (including reasonable attorney's fees and reasonable costs or expenses of investigation incurred in defending against such payment, loss, costs or expense or claim therefor) made or incurred by or asserted against Purchaser at any time after the Closing Date in respect of:

                           (a) any and all liabilities or obligations of Seller,
or claims against or imposed on Purchaser, of any nature (whether accrued, absolute, contingent or otherwise and whether a contractual, tax or other type of liability, obligation or claim) not assumed by Purchaser pursuant to this Agreement; and

                           (b) any and all damage or deficiency resulting from
any omission, misrepresentation, breach of warranty , representation or nonfulfillment of any term, provision, covenant or agreement on the part of Seller, Suarez, Royce or Simms, as the case may be, contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Purchaser pursuant to this Agreement.

                  8.2 INDEMNIFICATION BY PURCHASER. Upon the terms and subject to the conditions set forth in Section 8.3 hereof and this Section 8.2, Purchaser agrees to indemnify and hold Seller harmless against, and will reimburse Seller on demand for, any payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Seller at any time after the Closing Date in respect of any omission, misrepresentation, breach of representation or warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Purchaser contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Seller pursuant to this Agreement.

                  8.3 CONDITIONS OF INDEMNIFICATION. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters (a "Claim") against which a party hereto is indemnified (the "Indemnified Party") by the other party (the "Indemnifying Party") under Section
8.1 or 8.2 hereof:

                           8.3.1 Promptly after the Indemnified Party first
receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

                           8.3.2 The Indemnifying Party shall have no obligation
to indemnify the Indemnified Party with respect to any Claim if (i) the Indemnified Party fails to give the notice with respect thereto in accordance with Section 8.3.1 hereof, or (ii) the notice with respect thereto is not given on or before the third anniversary of the Closing Date.

                           8.3.3 If the Claim involves a Third Party Claim, then
the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), the then Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 8.1 or 8.2 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Purchaser and Seller shall fully cooperate with any such litigation, defense, settlement or other attempted resolution.

                           8.3.4 Notwithstanding anything to the contrary
herein, no payment with respect to any Claim or Claims shall be made to the extent such Claim or Claims do not exceed, singularly or in the aggregate, Fifty Thousand Dollars ($50,000); provided, however, such limitation with respect to
Section 8.1 shall not apply to any Third Party Claim which Brophy & Kielb or any successor thereof asserts. At such time that any Claim or Claims exceed, singularly or in the aggregate, Fifty Thousand Dollars ($50,000), then the obligation of an Indemnifying Party hereunder shall arise in connection with any such excess.

                           8.3.5 In no event will the total of ail Claims for
which indemnification is sought under Section 8.1 or Section 8.2 exceed One Million Four Hundred Thousand Dollars ($1,400,000) (the "Cap"); provided, however, such limitation with respect to Section 8.1 shall not apply to any Third Party Claim which Brophy & Kielb or any successor thereof asserts. In no event shall Purchaser's right to obtain indemnification, or any other direct or indirect payment from Suarez, Royce and Simms under Section 8.1 for any Claim be in excess of the percentages of such Claim set forth on Schedule 8.3.5 hereof. Notwithstanding anything contained in the Agreement to the contrary, Purchaser's right to obtain indemnification from Suarez, Royce and Simms for Claims under Section 8.1 is limited as follows: (a) as to Claims against Suarez, 76.92% of any one Claim and 76.92% of the Cap for the aggregate of all Claims during the entire indemnification period and (b) as to Claims against each of Simms or Royce 11.54% of any one Claim and 11.54% of the Cap for the aggregate of all Claims during the entire indemnification.

                  8.4 REMEDY OF PURCHASER. Whenever Purchaser is the Indemnified Party, Purchaser shall have the right to obtain satisfaction of its indemnified claim from the Escrow Fund in accordance with and subject to the terms of the Escrow Agreement.

         9.       MISCELLANEOUS.

                  9.1 NOTICES. Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) if personally delivered including by a nationally recognized overnight delivery service such as FedEx, or if delivered by telex or telecopy with electronic confirmation when actually received by the party to whom sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

                       If to Purchaser:     AppNet of Michigan, Inc.
                                            AppNet Systems, Inc.
                                            Suite 940
                                            8000 Towers Crescent Drive
                                            Vienna, Virginia  22182
                                            Attn.: President
                                            Fax:
                                                -------------------

                       Copy to              Mark J. Wishner
                                            Michaels, Wishner & Bonner, PC
                                            1140 Connecticut Avenue, NW
                                            Washington, DC  20036
                                            Fax: (202) 857-0634
                                            E-Mail:  mwishner@mwblegal.com

                       If to Seller:        Arbor Intelligent Systems, Inc.
                                            c/o Ronald Suarez
                                            506 North State Street
                                            Ann Arbor, Michigan  48104
                                            Fax:  (734) 769-6351
                                            E-Mail: ron@object-insight.com
                                        and

                                            Arbor Intelligent Systems, Inc.
                                            c/o Bob Simms
                                            3590 Edgewood Park Drive
                                            Commerce, Michigan  48382
                                            Fax:  (734) 996-4241
                                            E-Mail:  rsimms@aisys.com

                       Copy to:             Susan M. Kornfield
                                            Bodman, Longley & Dahling, LLP
                                            110 Miller
                                            Suite 300
                                            Ann Arbor, Michigan  48104
                                            Fax:  (734) 930-2494
                                            E-Mail:  skornfield.bid@mcimail.com

(or to such other address as any party shall specify by written notice so given).

                  9.2 INCIDENTAL ("PIGGYBACK") REGISTRATION RIGHTS. a) If the Purchaser at any time (except with respect to the Purchaser's initial public offering) proposes to register any of its Common Stock under the Act for sale to the public (except with respect to registration statements on Forms S-4, S-8, any forms replacing such forms, or any other form not available for registering shares of Common Stock for sale to the public), each such time it will give written notice to Seller or the holders of the Conversion Shares and Series A-1 Convertible Preferred Stock (the "Holders"), as the case may be, of its intention so to do. Upon the written request of any Holder, given within 15 days after receipt of any such notice, to register any of the Holder's Conversion Shares (which request shall state the intended method of disposition thereof), the Purchaser will use its best efforts to cause the Conversion Shares as to which registration shall have been so requested to be included in the registration statement proposed to be filed by the Purchaser, all to the extent requisite to permit the sale or other disposition by the Holder (in accordance with its written request) of such Conversion Shares. In the event that any registration pursuant to this Section 9.2 shall be, in whole or in part, an underwritten public offering of Common Stock, any request by a Holder pursuant to this Section 9.2 to register Conversion Shares shall be subject to the Holder's participation in such underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration. If, in connection with any registration under this Section 9.2 , the managing underwriters advise the Purchaser in writing that in their opinion the number of shares requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Purchaser, the Purchaser will include in such registration (x) first, all shares the Purchaser proposes to register for which consideration was paid in cash therefore, and (y) second, all other shares requested to be included in such registration, pro rata among the holders of such shares on the basis of the number of shares requested to be registered by each such holder. Notwithstanding anything to the contrary contained in this
Section 9.2, in the event that there is a firm commitment underwritten offering of shares of the Purchaser pursuant to a registration covering any shares of Common Stock and a Holder does not elect to sell all of that Holder's Conversion Shares to the underwriters of the Purchaser's shares in connection with such offering, such Holder shall refrain from selling any Conversion Shares not so sold during the period of distribution of the Purchaser's shares by such underwriters and the period in which the underwriting syndicate participates in the aftermarket; PROVIDED, HOWEVER that such Holder shall, in any event, be entitled to sell Conversion Shares commencing on the 180th day after the effective date of such registration statement.

                           (b) All expenses incurred in complying with this
Section 9.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Purchaser, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and the fees and expenses of counsel for the Purchaser, but excluding any Selling Expenses, are herein called "Registration Expenses". All underwriting discounts and selling commissions applicable to the sale of shares are herein called "Selling Expenses". The Purchaser will pay all Registration Expenses in connection with each registration statement filed pursuant to
Section 9.2 hereof. In connection with each registration statement filed pursuant to Section 9.2 hereof, each Holder will pay all Selling Expenses directly related to that Holder's shares.

                  9.3 BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assign. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  9.4 ENTIRE AGREEMENT. This Agreement, together with the Exhibits, Schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement, and the Exhibits, Schedules and other documents contemplated hereby, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties except that in the event that Seller assigns the shares of Series A-1 Convertible Preferred Stock to its stockholders any amendment of this Agreement shall be effective when made in writing and signed by Purchaser and the holders of a majority of the issued and outstanding Conversion Shares issued and issuable upon conversion of the Series A-1 Convertible Preferred Stock issued to Purchaser hereunder.

                  9.5 GOVERNING LAW. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING

LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF MICHIGAN (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH SATE.

                  9.6 SURVIVAL. All of the terms, conditions, covenants, agreements warranties, and representations contained in this Agreement shall survive, in accordance with their terms, delivery by Purchaser of the consideration to be given by it hereunder and delivery by Seller of the consideration to be given by them hereunder, and shall survive the execution hereof and the Closing hereunder.

                  9.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each party hereto execute the same counterpart, so long as identical counterparts are executed by all parties.

                  9.8 HEADINGS. Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  9.9 WAIVERS. Any party hereto may, by written notice to the other party hereto, (i) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other party contained in this Agreement; or (iv) waive performance of any of the obligations of the other party under this Agreement; provided, however, the waiver of any condition to Closing by Purchaser or Seller shall not affect Purchaser's or Seller's right to obtain indemnification hereunder. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any presentations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provisions hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                  9.10 MERGER OF DOCUMENTS. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

                  9.11 INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  9.12 SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions of this Agreement illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

                  9.13 ASSIGNABILITY. Except as to the Purchaser's right to assign its rights hereunder to a wholly-owned subsidiary (other than its duties and obligations as to the Series A Convertible Preferred Stock), neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that Purchaser's, or its successors or assigns, rights hereunder may be assigned or otherwise transferred, in whole or in part, without Seller's consent (i) to any successor by merger or consolidation, (ii) to any bank or other financial institution, or to any individual, partnership, corporation or other entity, providing any financing to Purchaser, its successors or assigns, or (iii) to any individual, partnership, corporation or other entity deriving title from Purchaser or its successors or assigns to all or substantially all of the Assets as constituted on the date of any such transfer. Any assignment of any of the Shares issued to Purchaser shall be made subject to all rights and obligations pertaining to such Shares in accordance with the provisions of the Basic Agreements.

                  9.14 REFERENCES. The use of the words "hereof," "herein," "hereunder," and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

                                     SELLER:

                                            ARBOR INTELLIGENT SYSTEMS, INC.


                                            By:   /s/ Robert Simms
                                               --------------------------------
                                                     Robert Simms

                                   PURCHASER:

                                   APPNET SYSTEMS, INC.



                                   By: /s/ Ken S. Bajaj
                                      --------------------------------
                                       Ken S. Bajaj


                                   APPNET OF MICHIGAN, INC.


                                   By: /s/ Ken S. Bajaj
                                      --------------------------------
                                       Ken S. Bajaj

                                   /s/ Ronald Suarez
                                   -----------------------------------
                                   Ronald Suarez


                                   /s/ Robert Simms
                                   -----------------------------------
                                   Robert Simms


                                   /s/ Robert Royce
                                   -----------------------------------
                                   Robert Royce